Exhibit 99.1

FOR IMMEDIATE RELEASE

ITG and Liquidnet Announce Settlement of Patent Litigation

NEW YORK, March 11, 2011 — Investment Technology Group, Inc. (NYSE: ITG) and Liquidnet Holdings, Inc. today announced an agreement to settle all ongoing patent litigation between the companies.  Under the terms of the agreement, which is effective today, the two companies have agreed to dismiss all claims in their respective lawsuits and cross-license each other under the relevant patents in each suit.  ITG and Liquidnet also announced a new commercial agreement covering the blotter sweeping integrations between ITG’s Triton® and Macgregor XIP® products and Liquidnet’s alternative trading system that will run through August 2014.

“We are very pleased to put these disputes behind us and focus on continuing a productive commercial relationship for the benefit of our mutual clients,” said ITG’s CEO and President, Bob Gasser.

Also commenting on the settlement, Liquidnet CEO and Founder, Seth Merrin, said “Liquidnet is happy to have reached an agreement that truly benefits not only both firms but, more importantly, our mutual clients, and we remain dedicated to maintaining our award-winning service levels.”

Other terms of the settlement and the commercial agreement between ITG and Liquidnet were not disclosed and will remain confidential.

About ITG

Investment Technology Group, Inc., is an independent agency research broker that partners with asset managers globally to improve performance throughout the investment process. A leader in electronic trading since launching the POSIT® crossing network in 1987, ITG takes a consultative approach in delivering the highest quality institutional liquidity, execution services, analytical tools, and proprietary research insights grounded in data.  Asset managers rely on ITG’s independence, experience, and intellectual capital to help mitigate risk, improve performance, and navigate increasingly complex markets. The firm is headquartered in New York with offices in North America, Europe, and the Asia Pacific region. For more information on ITG, please visit www.itg.com.

About Liquidnet

Liquidnet is the institutional equities marketplace, bringing together the world’s largest asset managers and public companies on a single network that directly connects traders, portfolio managers, analysts and corporate issuers. Liquidnet enables its Members to achieve greater performance by moving from investment idea to implementation faster, ultimately retaining more alpha throughout the entire institutional investment cycle. Launched in 2001, Liquidnet extends to 39 equity markets across five continents. Liquidnet is headquartered in New York with offices in Boston, London, San Francisco, Chicago, Toronto, Tokyo, Hong Kong, Sydney and Singapore. For more information on Liquidnet, its liquidity, block executions, and additional investment capabilities, visit www.liquidnet.com

Media Contacts:

ITG	Liquidnet
J.T. Farley	Melissa Kanter
(212) 444-6259	(646) 660-8469
james.farley@itg.com	mkanter@liquidnet.com

###